EXHIBIT 10.22

MANHATTAN ASSOCIATES, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT FOR EMPLOYEES

Name of Employee: ______________	Number of Units: ______________
Award Date: January 27, 2022	Vesting Start Date: January 31, 2022

* If the information above is not completed, and this Agreement (as defined below) is being signed and delivered via an online grant acceptance system (an “OLGA,” and an Agreement that is signed and delivered via OLGA, an “OLGA Grant”), then the information appearing on the OLGA Grant summary screen with respect to the Units (as defined below) covered by this Agreement that corresponds to the information called for above is incorporated by this reference into this Agreement.

This Agreement (this “Agreement”) is made as of the Award Date noted above (or if not noted above, and this is an OLGA Grant, the Award Date set forth on the OLGA Grant summary screen with respect to these Units), by and between Manhattan Associates, Inc., a Georgia corporation (the “Company”), and the individual employee noted above (or if not noted above, and this is an OLGA Grant, the individual employee accessing OLGA with respect to these Units) (“Employee”) (the Company and Employee referred to as the “Parties”), with reference to the following facts:

A.
The Company has adopted the Manhattan Associates, Inc. 2020 Equity Incentive Plan (the “Plan”) to promote the Company’s and its subsidiaries’ long-term growth and profitability by (i) providing certain employees, directors, consultants, advisors, and other persons who perform services for the Company and its subsidiaries with incentives to maximize shareholder value and otherwise contribute to the Company’s success, and (ii) enabling the Company to attract, retain, and reward the best available persons for positions of substantial responsibility.
B.
The Plan achieves its purpose by providing the opportunity for those individuals to receive compensation based on the value of the shares of the Company’s common stock, par value $.01 (“Shares”).
C.
The Compensation Committee of the Company’s Board of Directors, or that committee’s permitted designee (the “Committee”), has authorized a grant to Employee under the Plan of an award of restricted stock units (“Units”) representing the right to receive Shares under the circumstances described below, and the Company and Employee wish to confirm the award’s terms.

Now therefore, the Parties agree as follows:

1.
Award of Restricted Stock Units.
1.1
Award of Restricted Stock Units. Subject to the terms, restrictions, limitations, and conditions in this Agreement and the Plan, the Company grants to Employee an award of that number of Units set forth above (or if not set forth above, and this is an OLGA Grant, as set forth on the OLGA Grant summary screen with respect to these Units), with each Unit representing the right to receive a Share at a future date and time.
1.2
Vesting of Units. Employee will become vested in these Units in accordance with Schedule I; provided that the Committee may accelerate the vesting of all or some of these Units. (Each date on which one or more Units vest is referred to as a “Vesting Date”; those Units that have become vested, and have not become vested, respectively, are referred to as, respectively, “Vested Units” and “Unvested Units.”)
1.3
Settlement of Units. The Company will settle each Vested Unit by delivering to Employee (or, where applicable, their estate or personal representative) one Share on the Vesting Date for that Unit, or as soon as administratively practicable; provided that if (a) Section 409A of the Internal Revenue Code of 1986 (the “Code”) applies to the vesting of that Unit or the delivery of the underlying Share, (b) the delivery is on account of Employee’s “separation from service” as defined in Code Section 409A and its applicable

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regulations, and (c) Employee is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i) on the delivery date (as determined in accordance with Company rules), the Company will automatically delay the delivery of that Share until the first business day after the date that is six months after Employee’s separation from service (or, if earlier, the date of Employee’s death). The Company may deliver Shares by delivering physical stock certificates or by certificateless book-entry issuance. The Company may also deliver Shares to Employee’s (or, following Employee’s death, Employee’s estate’s or personal representative’s) broker-dealer or similar custodian or issue Shares in street name, either by delivering physical certificates or electronically.
1.4
Payment of Withholding Taxes.
(a)
General. Prior to the delivery of Shares to Employee and at those other times as the Company may require, Employee must arrange for the satisfaction of the amount of any domestic or foreign tax withholding obligation (e.g., Federal, national, state, or local) (the “Tax Withholding Obligation”) in a manner acceptable to the Company.
(b)
Methods. Employee may satisfy their Tax Withholding Obligation by: (i) delivering to the Company, no later than the business day immediately prior to the expected delivery date of the Shares (the Vesting Date or some other date noticed by the Company to Employee), the full Tax Withholding Obligation in U.S. dollars in cash or check, or (ii) having the Company withhold Shares otherwise issuable pursuant to the vesting and settlement of the Units having a fair market value equal to the Tax Withholding Obligation. Employee may satisfy their Tax Withholding Obligation by any other method available under the Plan if approved by the Committee. If Employee does not timely satisfy the Tax Withholding Obligation in accordance with alternative (i) above, or some other method approved by the Committee, then the Company will withhold Shares in accordance with alternative (ii), or, to the maximum extent permitted by law and the Plan, apply Employee’s salary or other amounts payable to Employee towards Employee’s Tax Withholding Obligation. The Company may refuse to issue Shares to Employee until Employee satisfies their Tax Withholding Obligation.
1.5
No Rights as Shareholder. Unless and until Shares are delivered to settle Vested Units, Employee will have no ownership of those Shares and no right to dividends or to vote the Shares.
2.
Forfeitures and Restrictions.
2.1
End of Continuous Service.
(a)
General. If Employee’s Continuous Service ends for any reason other than death or Disability (as defined in Section 2.1(c) below), Employee will forfeit to the Company all Unvested Units, along with any and all rights or subsequent rights associated with the Unvested Units, effective immediately. For purposes of this Agreement, “Continuous Service” means Employee’s continued performance of services for the Company or a Company parent or subsidiary for an uninterrupted period. Employee’s Continuous Service will end on Employee’s termination of employment, unless the Committee determines otherwise. The Committee has the discretion to resolve any question or dispute as to when Employee’s Continuous Service begins or ends.
(b)
Death. If Employee’s Continuous Service terminates as a result of Employee’s death, then any outstanding Unvested Units immediately will vest. Any outstanding unvested “Performance Units” (as may be identified on Schedule I) for which the “Earned Performance Units” (as may be defined on Schedule I) have not yet been determined will vest at “Target” Performance Level (100%), and those Vested Units will be deemed to have been determined to be “Earned Performance Units.” The Company will settle those Vested Units in accordance with Section 1.3, except that the six-month delay provision will not apply.
(c)
Disability. If Employee’s Continuous Service terminates as a result of Employee’s Disability, then any outstanding Unvested Units (including any outstanding unvested Performance Units) will continue to vest as provided in Schedule I and be settled under Section 1.3 as if there had been no termination of Employee’s Continuous Service. For purposes of this Agreement, “Disability” means (i) if Employee is eligible to participate in a Company long-term disability insurance program or similar program, a condition with respect to which Employee is entitled to receive benefits under that program, or (ii) if Employee is not eligible to participate in a Company long-term disability insurance program or similar program, the inability of the Employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of six months or more. The Committee will determine Disability based on the information provided to it. If Employee subsequently recovers from their Disability, the Committee will in its discretion determine the manner in which the Company will handle any Units then remaining unvested.
2.2
Forfeited Performance Units. If the Units include Performance Units (as indicated on Schedule I), Employee will forfeit those Performance Units that are not determined to be Earned Performance Units as of the date the Company determines the number of Earned Performance Units.
2.3
Restrictions on Transfer. Without the prior written consent of the Committee, Employee will not have the right to convey, pledge, assign, transfer, hypothecate, encumber, or otherwise dispose of, in whole or in part, any Unvested Units or this Agreement, except that, upon Employee’s death, Employee’s interest in Vested Units may transfer to Employee’s estate or personal representative.
3.
General Provisions.
3.1
Change in Capitalization. If the Company increases or decreases the number of outstanding Shares by a change in par value, split-up, stock split, reverse stock split, reclassification, distribution of common stock dividend, or other similar capital adjustment, the Committee will adjust appropriately the number and kind of shares underlying the Units to maintain Employee’s proportionate interest; provided that the Company will not issue fractional shares in making that adjustment. Those adjustments will be final and binding.
3.2
Legends. The Company may endorse Share certificates with any legends required by applicable law. The Company need not register a transfer of Shares and may instruct its transfer agent not to register the transfer of Shares unless the conditions specified in applicable legends are satisfied.
3.3
Governing Law. This Agreement will be construed, administered, and enforced according to the laws of the State of Georgia, without regard to its conflict of laws principles.
3.4
Successors. This Agreement will be binding on and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the Parties.
3.5
Notice. Except as otherwise specified in this Agreement, all notices and other communications under this Agreement will be in writing and deemed to have been given if personally delivered or if sent by registered or certified U.S. mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient, or on receipt if delivered or sent by other means. Either Party may designate any other address to which notices will be sent by giving notice of that address to the other Party in the same manner as provided above.
3.6
Committee Discretion. Any Committee approval, consent, determination, or interpretation permitted by this Agreement will be made in the Committee’s sole and absolute discretion.
3.7
Invalidity of Provision. If for any reason a court finds that a provision in this Agreement is unenforceable in whole or in part, then the court will modify that provision to the extent necessary to render the provision enforceable while, to the extent possible, preserving the original intent of the Parties, and the remaining provisions will continue in full force and effect without being impaired or invalidated in any way.
3.8
Entire Agreement. Subject to the terms of the Plan and any Executive Employment Agreement or similar agreement between Employee and the Company (including those regarding a change of control of the Company), this Agreement, including any Schedules, which are incorporated into this Agreement by this reference, and any applicable OLGA screen, expresses the entire understanding and agreement of the Parties with respect to their subject matter. The Parties may sign this Agreement in counterparts, each of which will be deemed an original but both of which together will constitute one and the same instrument.
3.9
Violation. Any conveyance, pledge, assignment, transfer, hypothecation, encumbrance, or other disposition of Unvested Units or this Agreement by Employee will violate the terms of this Agreement and will be null and void.

3.10
Headings. Section headings are for convenience only, and the Parties will not consider them in construing this Agreement.
3.11
Specific Performance. If a Party breaches or threatens to breach this Agreement, then, in addition to any and all other rights and remedies at law or in equity that the aggrieved Party may pursue, the aggrieved Party may seek specific performance or injunctive relief.
3.12
No Employment Rights Created. The Parties will not construe either the establishment of the Plan or the award of these Units as giving Employee the right to continued employment with the Company or restrict any ability the Company otherwise has to terminate Employee’s employment at any time.
3.13
Compliance with Code Section 409A.
(a)
General. To the extent that the requirements of Code Section 409A are applicable to this Agreement, the Parties intend that the benefits and rights to which Employee could be entitled pursuant to this Agreement comply with Code Section 409A and the Treasury Regulations and other guidance promulgated or issued under that section (collectively, “Section 409A”), and the Parties will construe the provisions of this Agreement consistent with that intent. The Company may amend the Plan and this Agreement in any respect that the Company deems necessary to preserve compliance with Section 409A.
(b)
No Representations as to Section 409A Compliance. The Company makes no representation to Employee that the Award and any Shares issued pursuant to this Agreement are exempt from or satisfy, the requirements of Section 409A, and the Company will have no liability or other obligation to indemnify or hold harmless Employee or any beneficiary for any tax, additional tax, interest, or penalties that Employee or any beneficiary may incur if any provision of this Agreement, or any amendment or modification of this Agreement, or any other action taken with respect to it is deemed to violate any of the requirements of Section 409A.
(c)
No Acceleration of Payments. Neither Party, individually or in combination with the other, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and the Company will not pay any amount that is subject to Section 409A prior to the earliest date on which the Company may pay it without violating Section 409A.
(d)
Termination of Employment. Any provisions of this Agreement that provide for payment of compensation that is subject to Section 409A and that has payment triggered by Employee’s cessation of Continuous Service or termination of employment other than as a result of death will be deemed to provide for payment that is triggered only by Employee’s “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).
3.14
Consent for Accumulation and Transfer of Data. Employee consents to the accumulation and transfer of data concerning them and the Award to and from the Company (and any Subsidiary) and any agent that may administer the Plan on behalf of the Company from time to time. In addition, Employee acknowledges that the Company and one or more Subsidiaries may hold certain personal information about Employee, including their name, home address, telephone number, date of birth, social security number, salary, nationality, job title, and details of all grants or awards, vested, unvested, or expired (“personal data”). Certain personal date may also constitute “sensitive personal data” within the meaning of applicable local law, which may include the information described above and any changes to it and other appropriate personal and financial data about Employee. Employee explicitly consents to the Company and any Subsidiary processing any of that personal data and sensitive personal data, and also to the Company and any Subsidiary transferring any of that personal data and sensitive personal data outside the country in which the Company employs Employee, and to the United States or other jurisdictions. The Parties acknowledge that the personal data and sensitive personal data are intended for use by the Company (and one or more Subsidiaries) and any company service provider for the purposes of compensation planning or Plan administration.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties have signed this Agreement effective as of the Award Date.

MANHATTAN ASSOCIATES, INC.

By: ______________________________________

Employee acknowledges they have received this Agreement, have read and understand the terms and provisions of the Plan and any applicable OLGA screen, and accept the award of Units subject to the terms of this Agreement, the Plan, and any applicable OLGA screen.

EMPLOYEE ACKNOWLEDGES AND AGREES THEY HAVE BEEN FULLY ADVISED TO CONSULT WITH THEIR OWN TAX CONSULTANT REGARDING THE AWARD OF THESE UNITS.

If Employee is signing and delivering this Agreement via OLGA, Employee’s clicking of the on-screen button labeled “Accept” (or similarly labeled button) constitutes Employee’s signature on, acceptance of, and express agreement to be bound by, the terms of this Agreement and the Plan. Employee consents to the use of that electronic signature and consents to the retention of this signed Agreement solely in electronic form and to the Company delivering to Employee records related to this Agreement via electronic methods.

Employee Signature: __________________________________________ Date: ___________________

Employee Printed Name: _______________________________________________________________

RESTRICTED STOCK UNIT AWARD AGREEMENT FOR EMPLOYEES

SCHEDULE I

Unit Vesting Provisions (Base Year: 2022)

I-1